MANAGEMENT ADVISORY AGREEMENT

This MANAGEMENT ADVISORY AGREEMENT (the "Agreement") is made and entered into and effective as of March 15, 2006, between Chartwell International, Inc., a Nevada corporation (the "Company") and Orchestra Finance LLP, a company organized under the laws of the United Kingdom (together with its successors and assigns, "Orchestra"). Orchestra Finance LLP, for purposes of U.S. law, is a foreign entity domiciled outside the United States of America, does not conduct any securities business in the U.S., and is not licensed as a broker-dealer in the U.S. However, Orchestra Finance LLP is authorized and regulated by the Financial Services Authority in the United Kingdom to carry on such activities as arranging deals in investments, advising on investments, and dealing in investments as principal or agent.

1. Retention. The Company hereby acknowledges that it has retained Orchestra, and Orchestra acknowledges that Orchestra will provide management and financial advisory services to the Company as requested by the Board of Directors of the Company during the term of this Agreement, including but not limited to the following: provision of Chairman of the Board of Directors of the Company or a Director, recruitment of operating executives, additional board members, management of the general affairs of the Company as requested by the Board of Directors from time to time, and advice on proposed acquisition targets and/or strategies.

2. Term. The term of this Agreement shall continue until the earlier to occur of (i) the second anniversary of the date hereof, or (ii) the date on which Orchestra and its affiliates, members or successors cease to own beneficially, directly or indirectly, at least five percent (5%) of the voting power of the securities of the Company or its successors.

3. Compensation.

(a) As compensation for Orchestra's services under this Agreement, the Company shall be obligated to pay to Orchestra an annual fee (the "Management Advisory Fee") of $120,000 (the "Base Fee") (subject to adjustment pursuant to paragraph (c) below) and prorated on a daily basis for any partial calendar year during the term of this Agreement. The Management Advisory Fee shall be payable in equal quarterly installments on each January 1, April 1, July 1, and October 1 during the term of this Agreement (each a "Payment Date"), beginning with the first Payment Date following the date hereof. All payments shall be made by wire transfer of immediately available funds to such account as Orchestra may designate from time to time in writing.

(b) In addition to the Base Fee, as compensation for Orchestra's services as management advisor to the Company with respect to any future proposals, if any, for a tender offer, acquisition, sale, merger, exchange offer, recapitalization, restructuring or any debt or equity financing directly or indirectly involving the Company or any of its subsidiaries, on the one hand, and any other person or entity, on the other hand, or on specific projects as the Company may designate for additional fees from time-to-time (each such transaction, an "Add-on Transaction"), the Company shall be obligated to pay to

Orchestra, at the closing of each such Add-on Transaction, a cash and equity fee in the amount representing a percentage of the Transaction Value of each such Add-on Transaction (which percentage shall be agreed by Orchestra and the Company prior to the closing of each such Add-on Transaction). As used herein, the term "Transaction Value" means the total value of the Add-on Transaction, including without limitation, the aggregate amount of the funds required to complete the Add-on Transaction (excluding any fees payable pursuant to this Section 3(b)), including the amount of any indebtedness, preferred stock or similar items assumed (or remaining outstanding).

The Company shall only be obligated to pay an Add-on Transaction Fee to Orchestra upon consummation of an Add-on Transaction, whereby the Company shall have no obligation to enter into any Transaction.

(c) Any or all of the fees provided for in this Section 3 may be waived in full or in part by Orchestra in its sole and absolute discretion in the best interest of the Company from time to time.

4. Reimbursement of Expenses. In addition to the compensation to be paid pursuant to Section 3 hereof, the Company agrees to pay or reimburse Orchestra for all "Reimbursable Expenses", which shall consist of all reasonable disbursement and out-of-pocket expenses (including without limitation, costs of travel, postage, deliveries and communications and fees and expenses of counsel, accountants and consultants incurred by Orchestra or its affiliates for the account of the Company or in connection with the performance by Orchestra of the services contemplated by Section 1 hereof. Promptly (but not more than 10 days) after request by or notice from Orchestra, the Company shall pay Orchestra, by wire transfer of immediately available funds to an account designated by Orchestra, the Reimbursable Expenses for which Orchestra has provided the Company invoices or reasonably detailed descriptions. All past due payments in respect of the Reimbursable Expenses shall bear interest at the lesser of the highest rate of interest which may be charged under applicable law or the Prime Rate plus 2% from the date which is 10 days following the request or notice from Orchestra in respect of such Reimbursable Expenses to and including the date on which such Reimbursable Expenses plus accrued interest thereon, are fully paid to Orchestra.

5. Indemnification. The Company shall indemnify and hold harmless each of Orchestra, its affiliates and partners, and the respective directors, officers, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), if any, agents and employees of each of Orchestra, its affiliates and partners (Orchestra, its affiliates and shareholders, and such other specified persons being collectively referred to as "Indemnified Persons", and individually as an "Indemnified Person") from and against any and all claims, liabilities, losses, damages and expenses incurred by any Indemnified Person (including those arising out of an Indemnified Person's negligence and fees and disbursements of the respective Indemnified Person's counsel) which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with the Company's instructions or the Company's actions or omissions or (B) are otherwise related to or arise out of Orchestra's engagement, and will reimburse each Indemnified Person for all costs and expenses, including fees and disbursements of any Indemnified Person's counsel, as they are incurred, in connection with investigating, preparing for, defending, or appealing any action, formal or informal claim, investigation, inquiry, or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with Orchestra's acting pursuant to the engagement, whether or not any Indemnified Person is named as a party thereto and whether or not any liability results therefrom. The Company will not, however, be responsible for any claims, liabilities, losses, damages, or expenses pursuant to clause (B) of the preceding sentence that have resulted primarily from Orchestra's gross negligence or willful misconduct. The Company also agrees that neither Orchestra nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for claims, liabilities, losses, damages, or expenses incurred by the Company that have resulted primarily from Orchestra's gross negligence or willful misconduct. The Company further agrees that it will not, without the prior written consent of Orchestra, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit, or proceeding in respect of which indemnifications may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit, or proceeding) unless such settlement, compromise or consent includes an unconditional release of Orchestra and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. THE COMPANY HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, OR EXPENSES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT ORDINARY NEGLIGENCE OF ORCHESTRA OR ANY OTHER INDEMNIFIED PERSON.

The foregoing right to indemnity shall be in addition to any rights that Orchestra or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of the engagement. The Company hereby consents to personal jurisdiction and to service and venue in any court in which any claim, which is subject to this agreement, is brought against Orchestra or any other Indemnified Person.

It is understood that, in connection with Orchestra's engagement, Orchestra may also be engaged to act for the Company in one or more additional capacities, and that the terms of this engagement or any such additional engagement(s) may be embodied in one or more separate written agreements. This indemnification shall apply to the engagement specified in the first paragraph hereof as well as to any such additional engagement(s) (whether written or oral) and any modification of said engagement or such additional engagement(s) and shall remain in full force and effect following the completion or termination of said engagement or such additional engagements.

6. Confidential Information. In connection with the performance of the services hereunder, Orchestra agrees not to divulge any confidential information, secret processes, or trade secrets disclosed by the Company to it solely in its capacity as a financial advisor, unless the Company consents to the divulging thereof or such information, secret processes, or trade secrets are publicly available or otherwise available to Orchestra without restriction or breach of any confidentiality agreement or unless required by any governmental authority or in response to any valid legal process.

7. Governing Law. This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of Nevada, excluding any choice-of-law provisions thereof.

8. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned (other than with respect to the rights and obligations of Orchestra, which may be assigned to any one or more of its partners or affiliates) by any of the parties without the prior written consent of the other party. From the date of this Agreement until further notice provide by Orchestra, Imre Eszenyi, Managing Partner is the primary representative and contact person.

9. Representations and Covenants by Orchestra Finance LLP. Orchestra Finance L.L.P. is duly organized, validly existing and in good standing under the laws of the United Kingdom. The Advisor has all requisite capacity and authority to execute this Letter Agreement and to discharge its duties hereunder and has taken all necessary action to authorize such execution, delivery and performance, and obligations under this Letter Agreement, and upon execution, constitutes enforceable obligations against it.

10. Independent Obligations. Nothing in this Agreement shall be deemed to constitute the parties hereto partners, joint-venturers, employer-employee or principal-agent.

11. Notices. Any notice or communication required to be given by either party hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail, return receipt requested, to the party receiving such communication at the address specified below or such other address as the relevant party may specify to the other party in the future:

If to Advisor:	If to Chartwell:

Orchestra Finance L.L.P.	Bullivant|Houser|Bailey Pc
No. 7 Inverness Gardens	1331 Garden Highway, Suite 300
London W8 4RN, U.K.	Sacramento, CA 95833
Attention: David Adams

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

13. Other Understandings. All discussions, understandings, and agreements theretofore made between any of the parties hereto with respect to the subject matter hereof are merged in this Agreement, which alone fully and completely expresses the agreement of the parties hereto. All calculations of the Management Advisory Fee and Reimbursable Expenses shall be made by Orchestra in good faith and, in the absence of manifest error, shall be final and conclusive. The Company expressly acknowledges that Orchestra has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of Orchestra is not intended to confer any rights upon any person not a party hereto, including shareholders, employees or creditors of the Company, as against Orchestra, Orchestra's affiliates or partners or any of their respective directors, officers, agents and employees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

Chartwell International, Inc.	Orchestra Finance LLP.

By: _______________________	By: _______________________
Name:	Name: Imre Eszenyi
Title:	Title:	Managing Partner

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